Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197475 on Form S-8 of AJS Bancorp, Inc. of our report dated March 23, 2016 on the consolidated financial statements appearing in the Annual Report on Form 10-K of AJS Bancorp, Inc. for the year ended December 31, 2015.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
March 23, 2016